Item 26. Exhibit (h) i.

SECOND AMENDMENT TO BUSINESS AGREEMENT

This Second Amendment, dated as of September 1, 2014, is by and among C.M. Life Insurance Company (“C.M. Life”), MML Distributors, LLC (“MMLD”), MML Strategic Distributors, LLC (“MSD”), American Fund Distributors, Inc. (“AFD”), and Capital Research and Management Company (“CRMC”). This Amendment amends the Business Agreement dated March 7, 2003 as amended (the “Agreement”). All capitalized terms used herein and not otherwise defined shall have the meaning ascribed such terms in the Agreement.

WHEREAS, C.M. Life desires to amend the Agreement to reflect a change to the Distributor and provide payment instructions for12b-1 Fees on Class 2 Shares of the American Funds Insurance Series (the “Series”).

NOW THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, the parties do hereby agree as follows:

1.	MSD replaces MMLD as the distributor for and a principal underwriter of the Contracts and is made a party to the Agreement.

2.	All references in the Agreement to the term “Distributor” are replaced with “MSD”.

3.	MMLD is removed as a party to the Agreement.

4.	Section 28(b) is hereby deleted and replaced with the following:

(b) MSD is validly existing as a limited liability company under the laws of the State of Delaware, is a broker-dealer duly registered with the Commission pursuant to the Securities Exchange Act of 1934, and is a broker-dealer registered with the Financial Industrial Regulatory Authority (“FINRA”), with power (corporate or other) to own its properties and conduct its business, and has been duly qualified for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business to the extent such qualification is required;

5.	Section 36 is hereby deleted and replaced with the following:

(a)

Fund Participation Agreement: C.M. Life entered into an agreement dated March 7, 2003, as amended (“Fund Participation Agreement”), with the Series and CRMC with respect to the purchase of a class of shares designated “Class 2 Shares” of the Series by certain separate accounts of C.M. Life.

(b)	12b-1 Compensation: C.M. Life, the Series and CRMC have come to an agreement with respect to compensation to be paid in the form of 12b-1 fees for the distribution-related

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services provided to contract owners, such agreement being documented in the Fund Participation Agreement.

(c)

Principal Underwriters: C.M. Life’s affiliates, MML Investors Services, LLC (“MMLIS”) (formerly known as MML Investors Services, Inc.) and MSD, serve as principal underwriters for C.M. Life assisting in providing distribution-related services.

(d)

12b-1 Fee Payment Instructions: To assist C.M. Life, MMLIS and MSD with respect to internal administrative processes, AFD, on behalf of itself and the Series, and CRMC are instructed to direct all future 12b-1 fees to C.M. Life’s affiliate, MSD, on behalf of MMLIS, C.M. Life, and MSD. Such payment should be made as follows:

By Automated Clearing House:	By wire to:
Bank: Bank of America	Bank: Bank of America
ABA#: 011900445	ABA#: 026009593
Account Name: MML Strategic Distributors, LLC	Account Name: MML Strategic Distributors, LLC
Account Number: 002240071598	Account Number: 002240071598

Whether sending a check or wire, AFD and/or CRMC shall provide information that will enable MSD to properly account for the funds (i.e., company name, fund, CUSIP, period covered, average net assets, etc.)

(e)

If the Series 12b-1 plan is no longer effective or is no longer applicable to the Funds in the Contracts (the “12b-1 Termination”), C.M. Life, AFD and CRMC shall discuss, in good faith, alternate fee arrangements. If no new agreement is reached within thirty days after the 12b-1 Termination (or at such later date mutually acceptable to all of the parties), C.M. Life, at its option, may elect to terminate this Agreement, and/or may elect to obtain an order of exemption pursuant to Section 26(b) of the 1940 Act (the “Substitution Order”) for the Fund(s) or a vote of Contract owners authorizing redemption and substitution of Fund shares. The Series, AFD and CRMC shall cooperate with C.M. Life in obtaining and implementing any such Substitution Order.

6.	Section 46 of the Agreement shall be amended by deleting the reference to the Distributor and the address to the Distributor and replacing them with the following:

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If to MSD:

MML Strategic Distributors, LLC

1295 State Street

Springfield, MA 01111-0001

7.	Except as expressly amended herein, all representations and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto executed and delivered this Amendment as of the date first written above.

C.M. LIFE INSURANCE COMPANY
By:	/s/ Richard J. Byrne

Richard J. Byrne
Type Name:

Title:	Vice President

MML DISTRIBUTORS, LLC		MML STRATEGIC DISTRIBUTORS, LLC
By:	/s/ Melissa Millan	By:	/s/ Wendy Benson

	Melissa Millan		Wendy Benson
	Type Name:		Type Name:

Title:	Senior Vice President	Title:	President

AMERICAN FUNDS DISTRIBUTORS, INC.		CAPITAL RESEARCH AND MANAGEMENT COMPANY
By:	/s/ Timothy W. McHale	By:	/s/ Michael J. Downer

	Timothy W. McHale		Michael J. Downer
	Type Name:		Type Name:

Title:	Secretary	Title:	Senior Vice President & Secretary

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